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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                                AUGUST 14, 1995
                       ---------------------------------

                            RHONE-POULENC RORER INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      PENNSYLVANIA                  1-5851                   23-1699163
-------------------------  -------------------------  -------------------------
     (STATE OF OTHER       (COMMISSION FILE NUMBER)       (I.R.S. EMPLOYER
      JURISDICTION                                       IDENTIFICATION NO.)
    OF INCORPORATION)

         500 ARCOLA ROAD
   COLLEGEVILLE, PENNSYLVANIA                               19426
  -----------------------------                   -------------------------
      (ADDRESS OF PRINCIPAL                              (ZIP CODE)
       EXECUTIVE OFFICES)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (610) 454-8000

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         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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                    The Exhibit Index is located on page 39.

ITEM 5. OTHER EVENTS

  In 1995, Rhone-Poulenc Rorer Inc. ("RPR") acquired from Rhone-Poulenc S.A. the businesses of Cooperation Pharmaceutique Francaise ("Cooper"), with operations primarily in France, and a pharmaceutical business in Brazil. The acquisitions of these entities under common control were treated for accounting purposes on an "as-if pooling" basis and accordingly, RPR has restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 and January 1, 1994, respectively. The accompanying selected financial data, management's discussion and analysis of results of operations and financial condition, and consolidated financial statements and financial statement schedule give effect to the acquisition transactions for the restated periods set forth above.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                 TEN-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
            (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------------------------------------
                            1994     1993     1992     1991     1990     1989     1988     1987      1986    1985
                          -------- -------- -------- -------- -------- -------- -------- --------  -------- ------
INCOME STATEMENT DATA:
Net sales...............  $4,486.6 $4,019.4 $4,095.9 $3,824.3 $2,917.4 $1,182.2 $1,041.6 $  928.8  $  844.6 $338.1
Operating income........     597.7    675.3    675.0    558.5     88.9    125.5    144.1    122.7      52.9   59.9
Income from continuing
 operations.............     367.1    421.1    423.3    326.5      1.0     86.5     61.8     54.3       3.5   36.0
Discontinued operations,
 net of tax:
 Gain on sale...........       --       --       --       --       --       --       --       --      122.1    --
 Earnings from
  operations............       --       --       --       --       --       --       --       --        --      .8
Cumulative effect of
 change in accounting
 for income taxes.......       --       --      15.0      --       --       --       --     (35.5)      --     --
Net income available to
 common shareholders....     347.9    408.7    428.2    326.1      1.0     85.0     61.8     18.8     125.6   36.8
Primary earnings per
 common share:
 Continuing operations..      2.50     2.96     2.99     2.37      .01     1.33      .98      .84       .05    .56
 Discontinued
  operations:
 Gain on sale...........       --       --       --       --       --       --       --       --       1.88    --
 Earnings from
  operations............       --       --       --       --       --       --       --       --        --     .01
 Cumulative effect of
  change in accounting
  for income taxes......       --       --       .11      --       --       --       --     (0.55)      --     --
 Primary earnings per
  common share..........      2.50     2.96     3.10     2.37      .01     1.33      .98      .29      1.93    .57
Fully diluted earnings
 per common share.......      2.50     2.96     3.10     2.37      .01     1.21      .97      .29      1.93    .57
Cash dividends per
 common share...........      1.12     1.00      .68     .445      .42     .405      .40     .386      .376   .373
Research and development
 expenses...............     606.1    561.2    521.3    444.5    350.1    121.8    104.0     82.7      69.7   17.9
BALANCE SHEET DATA:
Working capital.........     591.7    446.6    667.1    407.0    391.3    436.9    312.4    226.6     155.7   53.9
Property, plant &
 equipment, at cost.....   2,310.9  1,958.6  1,855.9  2,027.8  1,930.7    488.2    395.7    363.5     333.0  150.6
Capital expenditures:
 U.S. corporate offices,
  research center and
  site..................       --       --      63.1    102.1     92.1     29.3     10.8      --        --     --
 Other..................     229.9    250.4    221.2    181.6    124.8     82.1     59.9     45.1      36.7   14.5
Total assets............   4,652.3  4,050.2  3,858.3  4,115.5  4,085.0  1,791.7  1,388.0  1,240.5   1,110.1  444.4
Long-term debt
 (including payable to
 RP)....................     439.9    432.2    779.7    960.5  1,634.3    882.5    564.6    509.7     444.3   37.3
Shareholders' equity....   2,110.4  1,821.2  1,568.3  1,298.6    693.5    439.9    414.2    368.8     390.4  265.7
Common shares
 outstanding at
 year-end...............     134.1    137.0    138.3    137.9    137.4     63.1     63.6     62.9      65.4   64.9
Book value per common
 share..................     12.75    10.37     9.17     7.24     5.05     6.97     6.51     5.86      5.97   4.09
OTHER DATA:
Employees...............    25,000   22,300   22,900   22,500   23,500    8,500    8,400    7,400     7,500  8,900
Sales per employee
 (thousands)............       180      180      180      170      150      140      132      124       103     84

--------
Results for 1994 have been restated to include the accounts of Cooperation Pharmaceutique Francaise and a pharmaceutical business in Brazil from April 1, 1994 and January 1, 1994, respectively. Both businesses were acquired from Rhone-Poulenc S.A. ("RP") in 1995.

Results include the accounts of the Human Pharmaceutical Business ("HPB") of RP from May 5, 1990.

Results include pretax restructuring and other charges of $121.2 million in 1994, $93.8 million in 1993, $73.6 million in 1991, $289.3 million in 1990, and $10.0 million in 1989.

Results for 1994 include a $30.6 million pretax charge related to the reassessment of the carrying value of certain investments and $11.0 million of acquired research and development expense associated with the Company's investment in AIS. Results for 1993 include $105.0 million proceeds from litigation settlement and pretax charges of $29.1 million related to AIS, including acquired research and development expense.

Pretax gains on sales of product rights and investments totaled $46.2 million in 1994, $30.2 million in 1993, $23.1 million in 1992, $95.7 million in 1991,
$78.8 million in 1990 and $30.9 million in 1989. Results for 1989 also include a $19.9 million pretax gain on contract termination fee.

Effective January 1, 1992, the Company adopted SFAS 109, "Accounting for Income Taxes," and recorded a cumulative effect adjustment increasing 1992 income by $15.0 million ($.11 per share). Prior years reflect the application of SFAS 96, "Accounting For Income Taxes," effective January 1, 1987.

The year 1985 has been restated to reflect operations discontinued on February 28, 1986.

Employees and sales per employee for the year 1990 have been restated on a pro forma basis to include HPB as if it were part of the Company from January 1, 1990.

Earnings per share for 1994 reflect pro forma adjustments giving effect to interest and preferred dividends relative to the Cooper and Brazilian business acquisitions.

All share and per share data have been adjusted to reflect a two-for-one common stock split effective June 7, 1991.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

  Rhone-Poulenc Rorer Inc. ("RPR" or "the Company") is one of the largest research-based pharmaceutical companies in the world. RPR was formed in 1990 by the combination of Rorer Group Inc. and substantially all of the Human Pharmaceutical Business of Rhone-Poulenc S.A. ("RP"), based in Paris, France. RP owns approximately two-thirds of RPR's common stock and controls the Company. In the discussion which follows, percentage comparisons of year-to-year sales, except when noted as reported sales, exclude the effects of exchange rate fluctuations.

INDUSTRY TRENDS

  The worldwide pharmaceutical industry continues to be affected by government and private payor initiatives to reduce pharmaceutical prices and limit the volume of prescriptions written by physicians. In certain cases, companies may be able to negotiate terms or conditions which can minimize the effect of legislation on revenues. The degree to which pharmaceutical companies are individually affected depends upon each company's product portfolio and its ability to manage in the environment specific to each country.

  In the French prescription pharmaceutical market, direct price controls have maintained prices at a low level compared to other markets and have slowed the emergence of generic competition. As part of its efforts to reduce health care expenditures, in 1994 the French government implemented physician prescribing guidelines limiting the volume of prescriptions written. Also in 1994, the government and certain pharmaceutical manufacturers, acting individually, reached a three-year policy agreement ("convention") aimed at reducing annual growth of reimbursable pharmaceuticals through a better mix of prices and volumes. In December 1994, the Company's three major ethical subsidiaries in France, through the Company's lead subsidiary, signed a convention with the government setting forth volume and pricing terms for many of the products sold by the subsidiaries. The French government may consider other cost containment measures to respond to the nation's health care deficit.

  In the U.S., existing legislation requiring payment of rebates to state Medicaid programs reduced the Company's sales by $40 million in 1994, $34 million in 1993 and $21 million in 1992. In 1994, major health care reform, including the Clinton Administration's proposed Health Security Act, which would have made sweeping structural and financial changes to the U.S. health care delivery system, was shelved by Congress. Health care reform will likely be addressed by U.S. federal and state governments in the future, but the precise form and effect of any final legislation cannot be predicted. Even without government intervention, the U.S. marketplace continues to experience growth and consolidation of managed care organizations which, on behalf of payors, seek to reduce health care costs. Most pharmaceutical manufacturers, including RPR, have reorganized their sales and marketing efforts to adapt to managed care initiatives.

  In the Company's other major markets, including Germany, the U.K., Italy and Japan, national governments exert controls over pharmaceutical prices either directly or by controlling admission to, or levels for, reimbursement by government health programs.

  The above measures, while indicative of a continuing global trend toward more governmental control over health care expenditures, are neither new to the industry nor to RPR. Whether initiated by governments or by private payors, these measures tend to restrict future revenue growth derived from existing products and, as a result, companies in the industry must look increasingly to achieve profitability objectives through more rapid commercialization of highly innovative therapies; integrated prescription, over-the-counter and generic product strategies; aggressive cost reduction; strategic alliances with others and creative marketing solutions to meet the needs of payors.

RESULTS OF OPERATIONS

  In 1995, the Company acquired from RP the businesses of Cooperation Pharmaceutique Francaise ("Cooper"), with operations primarily in France, and a pharmaceutical business in Brazil. The acquisitions of entities under common control were treated for accounting purposes on an "as-if pooling" basis and, accordingly, RPR has restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 and January 1, 1994, respectively. Earnings per share for the restated periods reflect pro forma adjustments giving effect to interest on indebtedness and preferred dividends relative to the acquisition transactions. The discussion that follows reflects the effect of such restatements.

 Therapeutic Area Sales

  In the table and discussion which follows, percentage comparisons of year-to-year sales are presented excluding the effects of exchange rate fluctuations. Certain reclassifications have been made from amounts shown in prior periods for therapeutic area totals to conform to classifications now used by the Company.

                                                                        .
                                      1994            1993            1992
THERAPEUTIC AREA/PRINCIPAL OFFERINGS  SALES % CHANGE* SALES % CHANGE* SALES
------------------------------------  ----- --------- ----- --------- -----
                                              (DOLLARS IN MILLIONS)
TOTAL CARDIOVASCULAR..............    $866     +15%   $743      +6%   $744
 Clexane(R)/Lovenox(R)............     214    + 38%    153    + 30%    127
 Dilacor(R) XR....................     128    +150%     51    +152%     20
 Lozol(R)/Indapamide..............     104    - 12%    118    - 13%    119
 Selectol(R)/Selecor(R)...........      55    +  8%     50    + 43%     37
---------------------------------------------------------------------------
TOTAL ANTI-INFECTIVES/ONCOLOGY....     572      +4%    542     +11%    530
 Flagyl(R)........................      97    + 28%     77    +  3%     82
 Rovamycine(R)....................      83    - 13%     94    + 26%     82
 Peflacine(R).....................      77    +  1%     76    +  9%     75
---------------------------------------------------------------------------
TOTAL PLASMA PROTEINS.............     510     +26%    400     +20%    337
 Albuminar(R).....................     179    + 14%    154    +  6%    139
 Monoclate-P(R)...................     148    + 28%    114    +  7%    112
---------------------------------------------------------------------------
TOTAL CENTRAL NERVOUS
 SYSTEM/ANALGESIA.................     488      +5%    457      -5%    519
 Doliprane(R).....................     107    +  2%    102    + 23%     88
 Sermion(R).......................      96    +  8%     87    +  1%     92
 Imovane(R)/Amoban(R).............      94    +  7%     85    +  9%     84
---------------------------------------------------------------------------
TOTAL RESPIRATORY.................     433      +6%    407      +5%    396
 Azmacort(R)......................     147    +  3%    143    + 13%    127
 Nasacort(R)......................      90    + 14%     79    + 37%     58
---------------------------------------------------------------------------
TOTAL BONE
 METABOLISM/RHEUMATOLOGY..........     344     -10%    381      -1%    424
 Orudis(R)/Profenid(R)/Oruvail(R).     192    + 10%    173    +  3%    186
 Calcitonins......................      98    - 39%    163    - 10%    198
---------------------------------------------------------------------------
TOTAL GASTROENTEROLOGY............     474      -4%    490     +10%    471
 Maalox(R)........................     249    +  4%    239    +  4%    240
---------------------------------------------------------------------------
OTHER THERAPEUTIC AREAS...........     800     +33%    600      -5%    675
 DDAVP(R).........................      84    + 16%     73    -  4%     76
---------------------------------------------------------------------------

* % change excludes currency translation effects.

 1994 Compared with 1993

  On sales of $4,487 million in 1994, net income available to common shareholders was $348 million ($2.50 per share on a pro forma basis), 15% below $409 million reported in 1993. Current year results included pretax restructuring charges of $121 million ($.58 per share). Prior year results included pretax income of $11 million ($.03 per share) from the net effects of settlement of litigation less restructuring and other charges.

  Full year 1994 reported sales increased 12% primarily due to volume gains; approximately 8 percentage points of growth was due to the effect of acquired businesses. The impact of favorable currency fluctuations (+1%) was offset by product divestitures (-1%); price changes had no material effect on sales growth. No single product or offering contributed more than 6% of worldwide sales in 1994 and the ten largest contributed approximately 35%.

  Sales by geographic area were as follows:

                                             1994     %     1993     %     1992
                                            SALES  CHANGE* SALES  CHANGE* SALES
                                            ------ ------- ------ ------- ------
U.S. ...................................... $1,262  +13%   $1,120  +12%   $1,000
                                            ------  ----   ------  ----   ------
France.....................................  1,507  +10%    1,375  + 8%    1,388
Other Europe...............................  1,016  + 3%      978  - 8%    1,218
Rest of World..............................    702  +30%      546  +13%      490
                                            ------  ----   ------  ----   ------
Total Non-U.S..............................  3,225  +11%    2,899  + 2%    3,096
                                            ------  ----   ------  ----   ------
Total Sales................................ $4,487  +12%   $4,019  + 5%   $4,096
                                            ======  ====   ======  ====   ======

* excludes effects of currency fluctuations and product divestitures.

  Sales increases in the United States reflected growth of the Company's prescription pharmaceuticals (Dilacor(R) XR, Lovenox(R), DDAVP(R) and Nasacort(R)) following trade inventory adjustments in the first half of the year. Sales growth in France reflected the inclusion of nine months of Cooper sales in 1994; on a basis before contributions from Cooper, sales in France declined 3%, largely as a result of lower sales of anti-infectives. In Other European markets, sales of prescription pharmaceuticals in Germany recovered 14% from depressed prior year levels while ethical product sales in Italy (- 16%) and the U.K. (-11%) continued to be impacted by restrictive government programs. In 1995, the recovery in Germany is expected to continue, although at a somewhat lesser rate, while Italy may experience a return to modest growth as a result of new product launches. Higher sales in Eastern Europe and of generics in the U.K. contributed to the modest sales improvement in the Other Europe region. The Rest of World area benefited from the inclusion in 1994 of sales associated with businesses acquired from RP (i.e. nine months of sales from a Cooper subsidiary and a full year of sales from a Brazilian entity). On a basis before these sales contributions, sales increased 6% in the region as declines in Japan stemming primarily from government-imposed price reductions were more than offset by sales growth, particularly of anti-infectives, in South America and the rest of Asia.

  If the effects of restructuring charges and prior year litigation settlement are excluded from reported geographic area results, income before income taxes as a percentage of sales ("IBT margin") improved in the U.S., Other Europe and the Rest of World but fell in France.

  Cardiovascular product sales were led by Clexane(R)/Lovenox(R) and Dilacor(R) XR. Sales of Clexane(R)/Lovenox(R), a low molecular weight heparin product, exceeded $200 million in 1994, bolstered by solid performance in the U.S., France and Germany. Sales of Dilacor(R) XR, a once-daily calcium channel blocker sold in the U.S., more than doubled from the prior year. Dilacor(R) XR faces loss of U.S. FDA exclusivity in mid-1995 although management does not anticipate any significant erosion in Dilacor(R) XR sales in 1995 from generic intrusion. Despite higher sales of the Company's generic indapamide, which partially mitigated the impact of reduced Lozol(R) brand indapamide sales, total indapamide product sales were below the prior year's sales as anticipated. Sales of Selectol(R)/Selecor(R), for treatment of hypertension, improved in European markets, particularly France.

  Sales of anti-infectives were below prior year levels in France which suffered the combined effects of an increasingly competitive antibiotics market and strong prior year sales related to a high incidence of influenza. The successful introduction of Zagam(TM), a quinolone antibiotic, in France in the third quarter partially offset reduced sales of other anti-infective products in that market; 1994 sales of Zagam(TM) exceeded $20 million. Elsewhere, anti-infectives, particularly the antiparasitic Flagyl(R), experienced sales growth in South American countries, including contributions from the Brazilian business acquired from RP, as well as in Asian markets.

  Sales of oncology products increased over the prior year driven by the 1994 launch of Granocyte(R) for chemotherapy-induced neutropenia in France, Germany and other European markets. During the year, the Company also acquired the U.S. and Canadian marketing rights to Oncaspar(TM) for use in the treatment of acute lymphoblastic leukemia.

  The major plasma proteins (Albuminar(R), Monoclate-P(R), Gammar(R) IV and Mononine(TM)) sold by the Company's Armour Pharmaceutical Company subsidiary ("Armour") achieved double-digit sales growth in 1994, with particularly good performance in the United States. Monoclate-P(R) and Mononine(TM) also registered sales increases in European markets including France and Germany.

  Sales of Doliprane(R), the leading analgesic in France, improved in the second half of 1994 but remained essentially level year-on-year following a particularly strong 1993 influenza season. Increased sales in France and Japan of Imovane(R)/Amoban(R), a non-benzodiazepine sleeping agent, were partially offset by reduced sales in the U.K. due to government-imposed price reductions.

  Respiratory product sales improved as U.S. ex-factory sales of the inhaled steriods Nasacort(R) and, to a lesser extent, Azmacort(R), recovered from the negative impact of trade inventory reductions in the first half of the year. Sales of Slo-bid(TM)/Slo-Phyllin(R), a theophylline bronchodilator, continued to decline (-9%) due to greater use of inhaled steriods coupled with increasing generic competition; the Company launched its own generic version of Slo-bid(TM) in the second quarter of 1994. During the year, RPR entered into various arrangements to further strengthen its respiratory products line, including agreements with Fisons Pharmaceuticals to develop and market key respiratory products in various European countries and an agreement with 3M Pharmaceuticals to co-promote a beta2 agonist bronchodilator in the United States.

  A decline in sales of bone metabolism/rheumatology products included lower 1994 sales of calcitonin products for bone disorders. As expected, sales of calcitonins were well below the prior year due to government reimbursement programs in Italy and government price reductions in Spain and Japan. Generic competition in the United States also contributed to reduced calcitonin product sales. Sales of Orudis(R)/Profenid(R)/Oruvail(R), a ketoprofen anti-inflammatory, improved on higher sales in Italy and South America offset by sales declines in Japan.

  Despite lower sales and declining market share in the U.S., worldwide sales of the antacid Maalox(R) increased modestly with good performance in European markets, particularly Germany, and Japan, where Maalox(R) granules were launched at the end of 1994. Reduced sales of Zoltum(R), a peptic ulcer medication co-marketed in France, and the daily fiber therapy product Perdiem(R) contributed to an overall sales decline of gastroenterology products. The U.S. and Canadian Maalox(R) and Perdiem(R) product rights were transferred to Ciba-Geigy Limited ("Ciba") in December 1994/January 1995. RPR retains marketing rights to Maalox(R) in other world markets.

  Sales in other therapeutic categories included higher sales of DDAVP(R) for nocturnal enuresis and sales of prescription skin care products marketed to dermatologists by Dermik Laboratories, which were up slightly over the prior year. The increase in other therapeutic area sales also reflected the integration of the Cooper business in 1994.

  Gross profit as a percentage of sales declined to 65.3% as compared with 67.0% in 1993 as the effect of manufacturing expense reductions in the Company's existing business was offset by the integration of the lower margin Cooper business. Selling, delivery and administrative expenses decreased as a percentage of sales to 35.8% in 1994 from 36.5% in the prior year. In 1994, the benefits of cost reduction initiatives were partially offset by increased spending in support of new products and certain markets (Germany, Japan and South America). Selling, delivery and administrative expenses also reflected the lower commercial expense ratios of the Cooper business. As the benefits of the Company's restructuring programs, discussed below, are realized, management expects to achieve further improvements in the Company's underlying cost base; a portion of such savings will be redirected to the development and promotion of new products.

  At $606 million, research and development expense approximated 13.5% of sales in 1994. The Company's research and development efforts continue to focus on innovative global products and technologies, particularly those with the potential to prolong significantly and/or improve the quality of life worldwide. Among the Company's most important near-term projects are Taxotere(R), for certain solid malignant tumors; Synercid(TM), a streptogramin antibiotic for hospital-acquired infections; and CPT-11 for colorectal cancer. Timing of a possible U.S. marketing approval for Taxotere(R) is dependent upon further FDA consideration. Following the Company's 1993 investment in Applied Immune Sciences, Inc. ("AIS"), in 1994 RPR created a division (RPR Gencell) dedicated to discovery, development and commercialization of cell and gene therapies. Through collaborations with various companies and research organizations, the division will optimize existing technologies to accelerate the application of cell and gene therapies in the areas of oncology, cardiovascular diseases and central nervous system disorders. In 1995, the Company's investment in research and development programs is expected to approach $700 million.

  In 1994, the Company recorded a $121 million charge related to a global restructuring plan. The plan, which is expected to be completed in 1995, is intended to contribute to management's objective to reduce the Company's cost base (exclusive of research and development expenditures) as a percentage of sales. Annual pretax savings associated with the 1994 restructuring are expected to approach $50 million in 1996; such savings approximated $20 million in 1994. Total cash outlays under the plan are expected to exceed $90 million; the remainder of the restructuring charge relates to asset writeoffs in conjunction with certain production facilities. As of December 31, 1994, actual cash outlays and assets writeoffs associated with the plan totaled $34 million and $19 million, respectively. Total workforce reductions will approximate 1,300 positions, or 6%, primarily from manufacturing, sales/marketing and administrative functions in North America and France, although other locations in Europe and elsewhere are also included. Reductions are being effected through a variety of local programs, the cost of which typically includes retirement incentives or other severance benefits as well as outplacement services. As of December 31, 1994, the Company's workforce had been reduced by just under 550 positions as a result of the 1994 restructuring.

  In 1993, the Company recorded charges of $94 million for the cost of certain restructuring and manufacturing streamlining programs and increased provisions for certain litigation. The 1993 programs, principally in Europe, include restructuring of the marketing and manufacturing operations in the Company's German and Italian prescription pharmaceutical businesses following governmental actions aimed at reducing prices and limiting prescription volume. The programs also include a plan to divest a portion of a French manufacturing facility by the end of 1995. Full year 1994 pretax savings related to the 1993 restructuring approached $30 million. Cash outlays associated with the programs totaled $19 million in 1994; asset writeoffs were not significant. As of December 31, 1994, over 650 positions had been affected by the programs; total workforce reductions upon completion of the programs will approximate 800 employees.

  Net interest expense declined 23% to $47 million due to lower average worldwide net debt balances and lower average interest rates in Europe. At December 31, 1994, after the effect of interest rate swap contracts, substantially all of the Company's debt was at variable rates of interest. In 1995, net interest expense is expected to approximate 1994 levels as the favorable effect of slightly lower average net debt balances will be offset by higher global interest rates. Preferred dividends of $19 million were higher than the prior year due to a net increase in average outstanding preferred shares and the effect of higher U.S. short-term interest rates.

  Gains on sales of assets and product rights, including the Company's U.S. over-the-counter business, totaled $46 million in 1994 (1993-$30 million).

  At $84 million, other expense, net, increased by $30 million in 1994, primarily due to the reassessment of the carrying value of certain of the Company's investments, including AIS call options. Equity losses associated with AIS were $29 million and included acquired research and development expense of $11 million; similar AIS-related expenses totaled $29 million in 1993. Other expense, net also reflected higher 1994 foreign exchange losses, including the effects of translation and financing in high inflation economies.

  The Company's reported effective tax rate was 28.4% in 1994 compared with 28.7%. A reduction in the Company's Possessions Tax Credit benefit beginning in December 1994 under the U.S. Omnibus Budget Reconciliation Act of 1993 could increase the Company's effective tax rate in 1995 and thereafter. The Company will seek to mitigate this effect through routine tax planning measures.

 1993 Compared with 1992

  Net income available to common shareholders was $409 million ($2.96 per share), 5% below $428 million reported in 1992 ($3.10 per share). The Company's 1993 reported net sales of $4,019 million were down 2% from 1992. The 2% decline consisted of currency fluctuations (which reduced sales by 6%), divested products (-1%), price increases (less than +1%), and volume gains (+4%).

  In the United States, prescription pharmaceuticals and over-the-counter products contributed to an increase in sales despite a fourth quarter decision to curtail year-end trade incentives on certain prescription pharmaceuticals. Sales increases in France were driven primarily by demand for anti-infectives and analgesics following a strong influenza season. Sales in Other Europe fell principally due to the impact of restrictive government programs in Germany (where prescription product sales were down 26%) and Italy (down 31%). The sales declines in these countries were partially offset by higher branded product sales in Eastern and Southern Europe and generic products in Northern Europe. Sales increases in the Rest of World area were led principally by Japan. If the effects of restructuring charges and gains on asset sales are excluded from reported geographic area results, IBT margin increased in 1993 in the U.S., France and Rest of World but fell in Other Europe, triggered by market conditions in Italy and Germany.

  Sales of the Company's cardiovascular products in 1993 were led by Clexane(R)/Lovenox(R), which performed well in France and was launched in the U.S. early in 1993. The Company introduced a half-strength presentation of Lozol(R) in 1993 as well as a generic indapamide product through its U.S. Arcola Labs unit in anticipation of further generic competition following expiration of the FDA exclusivity of Lozol(R) in mid-1993. Dilacor(R) XR, launched in the U.S. in mid-1992, attained steady prescription growth throughout 1993. Other cardiovascular products Frumil(R) (-19%), a leading diuretic facing generic competition in the U.K., and Biosinax(R) (-66%), a ganglioside sold in Italy, experienced sales declines as anticipated.

  Sales of anti-infectives/oncology products were higher in 1993 on stronger first and fourth quarter demand for upper respiratory disease products in France.

  Sales of plasma proteins were led by Albuminar(R) human serum albumin in Japan and Monoclate-P(R) (pasteurized anti-hemophiliac Factor VIII:C) in Other Europe markets. In the U.S., Monoclate-P(R) encountered competition from a recombinant form that entered the market in 1993; the Company launched its own recombinant version in the U.S. in late 1993. Mononine(TM), launched in the U.S. in late 1992 for treatment of hemophilia B, also contributed to 1993 plasma proteins sales growth.

  Sales of central nervous system/analgesia products were headed by Doliprane(R), driven by a higher incidence of influenza in France, and Imovane(R)/Amoban(R), which performed well in France and Japan.

  Respiratory products were led by sales of Azmacort(R) and Nasacort(R) in North America. Sales of Slo-bid(TM)/Slo-Phyllin(R) declined due to a shift in use to inhaled steroids, although brand market share was maintained.

  Calcitonin products encountered competition and unfavorable legislation in Italy, their largest market and faced generic competition in the United States, where the Company's Arcola Labs unit launched a generic version in the second half of 1993. Elsewhere, RPR recorded higher calcitonin sales in Spain and Japan in 1993. Sales of Orudis(R)/Profenid(R)/Oruvail(R) were marginally higher, led by sales in Japan.

  Sales of gastroenterology products benefited from higher Maalox(R) sales in the U.S., Canada and Japan which exceeded declines in Other Europe. Expansion of the U.S. antacid market contributed to higher factory sales in the U.S. although the brand's share of the highly competitive antacid market trailed 1992. In 1993, the Company launched Anti-Gas and Anti-Diarrheal line extensions of Maalox(R). Sales of Zoltum(R) more than doubled in 1993.

  Sales in other therapeutic categories included sales of DDAVP(R), which declined 4% and sales of Dermik skin care products, which increased 15%.

  Gross profit, as a percentage of sales, improved one percentage point in 1993 to 67% due to cost control and product mix-related improvements.

  Selling, delivery and administrative expenses were 36.5% of sales compared to 36.7% sales in 1992. Higher expenses in support of selling and promotion of U.S. prescription pharmaceuticals and in Japan were more than offset by expense reductions in Europe, particularly Germany and Italy. Research and development expenses increased 8% to $561 million, or 14% of sales, in 1993.

  Excluding restructuring and other charges and litigation proceeds, operating income was approximately level in 1993 and 1992. In 1993, the effects of expense controls in manufacturing and administration exceeded relatively higher research and development spending and lower selling price increases.

  Net interest expense declined by $44 million in 1993 as a result of lower average net debt balances and worldwide interest rates. Approximately 92% of combined short- and long-term debt was at variable rates (principally in Europe) at December 31, 1993 and 1992. In 1993, the Company issued $175 million of money market preferred stock in the U.S. with initial dividend rates fixed for two to five years and redeemed $75 million of Market Auction Preferred Shares ("MAPS"). Dividends on preferred shares were higher than in 1992 due to the $100 million net increase in outstanding preferred shares, partially offset by the effect on auction rate dividends of lower U.S. short-term interest rates earlier in the year.

  Other expense, net, increased to $54 million due primarily to higher losses associated with equity-method investments.

  The Company's effective income tax rate for 1993 was 28.7% compared with 27.2% for 1992 as a result of reduced tax benefits from Puerto Rico operations and reduced utilization of net operating losses outside the United States.

 Inflation

  Although its effect has stabilized at historically low levels in most developed countries in recent years, price inflation continues to increase the Company's cost of goods and services. As a result, limited ability to raise selling prices in the current environment exposes companies in the industry to risk of profit erosion. The Company attempts to mitigate such adverse inflationary effects through quality initiatives to improve productivity and to control costs.

FINANCIAL CONDITION

 Cash Flows

  Net cash provided by operating activities was $685 million in 1994, $721 million in 1993 and $357 million in 1992. The reduction in 1994 operating cash flows reflects lower earnings, including the receipt in 1993 of $105 million proceeds from the settlement of litigation, as well as higher cash outlays for income taxes and occupancy costs at the U.S. corporate offices. Cash outflows for income taxes increased by $68 million in 1994 primarily due to the prior year deferral of tax payments. Net cash provided by operations benefited from reduced working capital needs and the receipt of an advance royalty associated with the Company's transfer to Ciba of its U.S. over-the-counter business. Operating cash flows were substantially higher in 1993 than in 1992 because of lower outlays for income taxes, working capital needs and restructuring activities.

  Investing activities used cash of $124 million in 1994 and $346 million in 1993 and provided cash of $51 million in 1992. In 1994 and 1992, investing cash flows reflected higher proceeds from sales of assets and product rights while 1993 investing activities included the acquisition of an initial 37% interest in AIS for $117 million. Investing activities included $154 million proceeds from transfer of the U.S. over-the-counter business to Ciba in 1994. Net cash outflows associated with 1994 net investment hedging totaled $30 million. Cash outlays for capital expenditures were $230 million in 1994, down from $250 million in 1993 and $284 million in 1992. In the first quarter of 1995, investing cash outflows associated with certain investments in technologies will approximate $60 million, including $21 million related to the acquisition of an additional 5% interest in AIS. First quarter 1995 cash inflows include the receipt of $35 million of proceeds upon the transfer of the Company's Canadian over-the-counter business to Ciba.

  Cash used in financing activities was $481 million in 1994, $375 million in 1993 and $500 million in 1992. Financing cash outflows in 1994 included lower debt repayments and higher outlays for common share repurchases and dividends; 1993 financing activities included $97 million of net proceeds from issuance of preferred stock. Net repayments of third party and RP borrowings totaled $202 million in 1994 as compared with $265 million in 1993 and $403 million in 1992. During 1994, the Company completed its five million share repurchase program, acquiring for $110 million approximately three million of its common shares on the open market for the Employee Benefits Trust to fund employee benefits in the United States; such share repurchases totaled $76 million (two million shares) in 1993. Cash dividends paid to common shareholders were $152 million ($1.12 per share) in 1994, $138 million in 1993 ($1.00 per share) and $94 million in 1992 ($.68 per share). In January 1995, the Board of Directors declared a first quarter cash dividend of $.30 per share, a 7% increase above the average 1994 quarterly dividend.

 Liquidity

  As a result of debt repayments, the Company's net debt (short- and long-term debt including notes payable to RP, less cash and cash equivalents, short-term investments and time deposits) to net debt plus equity ratio improved to .16 to 1 at December 31, 1994 from .26 to 1 at December 31, 1993. The ratio of current assets to current liabilities was 1.40 to 1 compared to 1.37 to 1 a year ago.

  At December 31, 1994, the Company had committed lines of credit totaling $1.2 billion with approximately $28 million of borrowings outstanding under these lines. Of the $1.2 billion, $500 million relates to a long-term revolving credit facility unconditionally guaranteed by RP; the amount available under this facility reduces by $200 million per year until expiration of the facility in 1997. In a separate agreement with RP related to the issuance of MAPS, the Company must maintain as unused under this facility the smaller of $325 million or the principal amount of debt outstanding (excluding borrowings from, or guaranteed by, RP). The Company had an additional $695 million available under several multicurrency line of credit agreements expiring throughout the next four years. At December 31, 1994, the Company had the ability and intent to renew, or to refinance under these facilities, approximately $233 million of short-term third party borrowings for at least one year. Accordingly, this amount was classified as long-term debt.

  Pursuant to a $500 million shelf registration, the Company issued $175 million of money market preferred stock in 1993 and has the ability to issue an additional $325 million in public debt securities and/or preferred shares.

  In 1993, Moody's Investors Service ("Moody's") and Standard & Poor's ("S&P") lowered the Company's preferred share credit ratings, attributing the change to the effects of the 1993 privatization of RP. The

Company's preferred share issues are now rated BBB by S&P and Baa1 by Moody's. The Company's senior unsecured debt ratings carry a rating of BBB+ by S&P and A3 by Moody's.

  Management believes that cash flows from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity to meet its needs for the foreseeable future. Long-term liquidity is dependent upon the Company's competitive position, including its ability to discover, develop and market innovative therapies and maximize the benefits of new business alliances. In 1994, in addition to the formation of the RPR Gencell partnership dedicated to cell and gene therapy, the Company entered into an alliance with Caremark International Inc., a U.S. pharmaceutical benefit management company, to enhance the delivery of cost-effective drug therapies through a shared investment in outcomes research. Through the acquisition of Cooper from Rhone-Poulenc, RPR has access to an extensive pharmacy distribution network in France. In February 1995, Armour entered into an agreement with Behringwerke AG ("Behring"), a subsidiary of Germany's Hoechst AG, to form a 50/50 joint venture in the global plasma proteins business. Armour and Behring have complementary plasma proteins offerings and geographic strengths which, when combined, would position the resulting joint venture to become a global market leader. The arrangement will also provide for increased investment in research and development activities. The proposed joint venture received U.S. and European regulatory approvals in the first half of 1995. The Company will continue to explore new strategic business alliances as such opportunities arise.

 Insurance and Litigation

  The Company maintains significant levels of excess catastrophic general and products liability insurance obtained from independent third-party insurers. In light of the risks attendant to the Company's business activities, the limits and coverage terms of such insurance are believed reasonable in amount and scope and comparable to the insurance carried by others in the industry.

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 321 lawsuits pending in the United States, Canada and Ireland against RPR and its Armour subsidiary, in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in five proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involves Armour's currently distributed AHF concentrates; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer);
(3) antitrust actions alleging that the Company engaged in price discrimination practices to the detriment of certain independent community pharmacists; (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol(R); and (5) potential responsibility relating to past waste disposal practices, including potential involvement, for which the Company believes its share of liability, if any, to be negligible, at four sites on the U.S. National Priority List created by Superfund legislation.

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence on the basis of the status of current discussions with its insurance carriers. If a contingent loss is not probable, but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

 Advertising Costs

  In December 1993, the AICPA issued Statement of Position (SOP) 93-7, "Reporting on Advertising Costs." SOP 93-7 requires that the costs of advertising other than direct response advertising be expensed as incurred or the first time the advertising takes place. Adoption of the SOP in 1995 is not expected to have a material impact on the Company's quarterly or annual financial statements.

ITEM 7. FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                                  PAGE IN THIS
                                                                    FORM 8-K
                                                                  ------------
  a. Consolidated Financial Statements:
     Consolidated Statements of Income..........................        14
     Consolidated Balance Sheets................................        15
     Consolidated Statements of Cash Flows......................        16
     Notes to Consolidated Financial Statements.................     17-34
     Report of Independent Accountants..........................        35
     Financial statement schedules:
     Valuation and Qualifying Accounts (Schedule II)............        38
     Schedules not listed above have been omitted because they
     are not applicable.
  c. Exhibits:
     A complete listing of exhibits required is given in the
     exhibit index which precedes the exhibits filed with this
     report.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                             RESTATED
                                               1994        1993        1992
                                            ----------------------  ----------
Net sales.................................. $  4,486.6  $  4,019.4  $  4,095.9
Cost of products sold......................    1,555.8     1,326.3     1,394.6
Selling, delivery and administrative
 expenses..................................    1,605.8     1,467.8     1,505.0
Research and development expenses..........      606.1       561.2       521.3
Restructuring and other charges............      121.2        93.8         --
Proceeds from litigation settlement........        --        105.0         --
                                            ----------  ----------  ----------
 Operating income..........................      597.7       675.3       675.0
Interest expense...........................       55.3        71.2       125.3
Interest income............................       (8.2)      (10.4)      (20.4)
Gain on sales of assets....................      (46.2)      (30.2)      (23.1)
Other expense, net.........................       83.9        54.2        11.5
                                            ----------  ----------  ----------
 Income before income taxes................      512.9       590.5       581.7
Provision for income taxes.................      145.8       169.4       158.4
                                            ----------  ----------  ----------
 Net income before accounting change.......      367.1       421.1       423.3
Cumulative effect of accounting change.....        --          --         15.0
                                            ----------  ----------  ----------
 Net income................................      367.1       421.1       438.3
Dividends on preferred stock...............       19.2        12.4        10.1
                                            ----------  ----------  ----------
 Net income available to common
  shareholders............................. $    347.9  $    408.7  $    428.2
                                            ==========  ==========  ==========
Primary earnings per common share:
 Net income before cumulative effect of
  accounting change........................             $     2.96  $     2.99
 Net income before cumulative effect of
  accounting change, pro forma............. $     2.50
 Cumulative effect of accounting change....        --          --          .11
                                            ----------  ----------  ----------
 Net income available to common
  shareholders.............................             $     2.96  $     3.10
                                                        ==========  ==========
 Net income available to common
  shareholders, pro forma.................. $     2.50
                                            ==========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                              DECEMBER 31,
                                                            ------------------
                                                            RESTATED
                                                              1994      1993
                                                            --------  --------
ASSETS
Current:
Cash and cash equivalents.................................  $  118.8  $   35.4
Trade accounts receivable less reserves of $78.6 (1993:
 $68.3)...................................................     812.1     746.6
Inventories...............................................     612.5     504.1
Other current assets......................................     543.3     382.7
                                                            --------  --------
    Total current assets..................................   2,086.7   1,668.8
Time deposits, at cost....................................      55.8      64.3
Property, plant and equipment, net........................   1,199.8   1,032.0
Goodwill, net.............................................     705.9     676.5
Intangibles, net..........................................     170.5     206.1
Other assets..............................................     433.6     402.5
                                                            --------  --------
    Total assets..........................................  $4,652.3  $4,050.2
                                                            ========  ========
LIABILITIES
Current:
Short-term debt...........................................  $   90.5  $  108.6
Notes payable to Rhone-Poulenc S.A. & affiliates..........      37.3     201.3
Accounts payable..........................................     470.5     365.6
Income taxes payable......................................      70.6      55.8
Accrued employee compensation.............................     150.9     121.0
Other current liabilities.................................     675.2     369.9
                                                            --------  --------
    Total current liabilities.............................   1,495.0   1,222.2
Long-term debt............................................     439.9     432.2
Deferred income taxes.....................................      31.6      29.5
Other liabilities.........................................     575.4     545.1
                                                            --------  --------
    Total liabilities.....................................   2,541.9   2,229.0
                                                            --------  --------
Contingencies.............................................
SHAREHOLDERS' EQUITY
Market Auction Preferred Shares, without par value (liqui-
 dation preference $1,000 per share); authorized, issued
 and outstanding 225,000 shares...........................     225.0     225.0
Money market preferred stock, without par value (liquida-
 tion preference $100,000 per share); issued and outstand-
 ing 1,750 shares.........................................     175.0     175.0
Common stock, without par value; stated value $1 per
 share; authorized 200,000,000 shares; issued and out-
 standing 134,095,649 shares (1993: 136,996,345 shares)...     139.1     139.0
Capital in excess of stated value.........................     412.2     290.0
Retained earnings.........................................   1,403.7   1,207.3
Employee Benefits Trust...................................    (185.7)    (75.8)
Cumulative translation adjustments........................     (58.9)   (139.3)
                                                            --------  --------
    Total shareholders' equity............................   2,110.4   1,821.2
                                                            --------  --------
    Total liabilities and shareholders' equity............  $4,652.3  $4,050.2
                                                            ========  ========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                             FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------
                                            RESTATED
                                              1994         1993        1992
                                           ----------   ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................  $    367.1   $    421.1  $    438.3
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization..........       193.2        167.9       197.7
  Provision for deferred income taxes....       (67.5)       (40.8)      (20.9)
  Cumulative effect of accounting change.         --           --        (15.0)
  Gain on sales of assets................       (46.2)       (30.2)      (23.1)
  Deferred royalty income................        24.0          --          --
  Equity losses of unconsolidated affili-
   ates, net.............................        21.1         26.6         2.3
  (Increase) decrease in trade accounts
   receivable, net.......................        47.3        (33.0)      (66.8)
  (Increase) decrease in inventories.....       (37.6)         2.5       (22.8)
  Increase in accounts payable...........        19.6         39.4        47.5
  Increase (decrease) in income taxes
   payable...............................        13.3         83.7       (67.7)
  Restructuring charges, net.............        68.3         44.6       (64.2)
  Other items, net.......................        82.8         39.0       (48.0)
                                           ----------   ----------  ----------
    Net cash provided by operating activ-
     ities...............................       685.4        720.8       357.3
                                           ----------   ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.....................      (229.9)      (250.4)     (284.3)
Equity investment in Applied Immune Sci-
 ences, Inc..............................         --        (117.3)        --
Investment in time deposits, net.........         8.5        (13.8)        5.9
Proceeds from sales of assets............       162.6         52.0       339.6
Purchase of assets and investments.......       (35.3)       (15.0)      (10.5)
Net investment hedging, net..............       (29.8)        (1.1)        --
                                           ----------   ----------  ----------
    Net cash provided by (used in) in-
     vesting activities..................      (123.9)      (345.6)       50.7
                                           ----------   ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings, net...............      (223.1)      (240.0)      298.3
Proceeds from issuance of long-term debt.        67.9        108.2       292.6
Repayment of long-term debt..............       (47.4)      (133.0)     (993.8)
Shares repurchased for Employee Benefits
 Trust...................................      (109.9)       (75.8)        --
Dividends paid...........................      (170.7)      (149.2)     (103.4)
Issuance of money market preferred stock.         --         171.9         --
Redemption of Market Auction Preferred
 Shares..................................         --         (75.0)        --
Issuances of common stock................         2.6         17.8         6.1
                                           ----------   ----------  ----------
    Net cash used in financing activi-
     ties................................      (480.6)      (375.1)     (500.2)
                                           ----------   ----------  ----------
Effect of exchange rate changes on cash..         2.5         (4.2)       (4.1)
                                           ----------   ----------  ----------
Net increase (decrease) in cash and cash
 equivalents.............................        83.4         (4.1)      (96.3)
Cash and cash equivalents at beginning of
 year....................................        35.4         39.5       135.8
                                           ----------   ----------  ----------
Cash and cash equivalents at end of year.  $    118.8   $     35.4  $     39.5
                                           ==========   ==========  ==========
NONCASH INVESTING AND FINANCING ACTIVI-
 TIES:
  Issuance of common stock under employee
   benefit plans.........................  $      1.5   $      4.0  $      5.7
CASH PAID DURING YEAR FOR:
  Interest, net of amounts capitalized...  $     61.7   $     82.4  $    128.2
  Income taxes...........................  $    201.0   $    133.0  $    247.0

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of Rhone-Poulenc Rorer Inc. and subsidiaries which are more than 50 percent owned and/or controlled. All subsidiaries are consolidated on the basis of twelve-month periods ending December 31. Investments in corporate joint ventures and other companies in which the Company has a 20 to 50 percent ownership are accounted for by the equity method. Cost investments, less than 20 percent owned, are carried at their original cost. Certain prior year items have been reclassified to conform to current classifications.

 Cash and Cash Equivalents and Time Deposits

  The Company considers cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents. Investments with a maturity period of greater than three months but less than one year are classified as short-term investments. Certain mortgage-backed certificates, repurchase obligations and certificates of deposit with maturities of more than one year are classified as long-term time deposits.

 Inventories

  Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) or average cost methods.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. For financial accounting purposes, depreciation is computed principally on the straight-line method over the estimated useful lives of the assets (generally, 20 to 30 years for buildings and 5 to 15 years for machinery and equipment). For income tax purposes, certain assets are depreciated using accelerated methods. Effective January 1, 1993, the Company extended the depreciation lives for certain production machinery and equipment. The change in estimate increased 1993 net income by $11.1 million ($.08 per share).

 Goodwill and Intangible Assets

  Goodwill represents the excess of cost over the fair market value of net assets of businesses acquired. Goodwill is amortized on a straight-line basis over a period not to exceed forty years, and is reported net of accumulated amortization of $210.2 million in 1994 and $172.1 million in 1993. The Company assesses potential impairment of goodwill by comparing the carrying value of goodwill at the balance sheet date with anticipated undiscounted future operating income before amortization. Intangibles, which principally represent the cost of acquiring patents and product lines, are amortized over their estimated useful lives and are reported net of accumulated amortization of $121.2 million in 1994 and $96.5 million in 1993.

 Income Taxes

  The Company and substantially all of its United States subsidiaries file a consolidated federal income tax return. No provision has been made for United States income taxes or withholding taxes on the unremitted earnings of non-U.S. subsidiaries which are intended to be indefinitely reinvested. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," and recorded a cumulative effect adjustment increasing 1992 net income by $15.0 million ($.11 per share).

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Foreign Currency Translation

  Financial information relating to the Company's subsidiaries located outside the United States is translated using the current rate method. Local currencies are considered the functional currencies except in countries with highly inflationary economies.

 Advertising

  Advertising costs are generally expensed within the fiscal year that the costs are incurred, except for direct response advertising, which is capitalized and amortized over the expected period of future benefit.

NOTE 2. ACQUISITIONS

  In 1995, the Company acquired from Rhone-Poulenc S.A. ("RP") the businesses of Cooperation Pharmaceutique Francaise ("Cooper"), primarily in France, and a pharmaceutical business in Brazil for cash and preferred stock of a French subsidiary aggregating approximately $270 million. The preferred shares, accounted for as minority interest in other liabilities at December 31, 1994, have a liquidation preference approximating 645 million French francs and pay dividends of 7.5% per annum on a stated value of 145 million French francs. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

  For accounting purposes, the acquisitions of these entities under common control were treated on an "as-if pooling" basis and, accordingly, the Company has restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 (the date that Cooper was acquired by RP) and January 1, 1994, respectively. The effect of restatements in periods prior to 1994 was not material. The assets and liabilities of the acquired businesses were recorded by the Company at the carrying values used by RP as of the restatement dates. Earnings per share for the restated periods reflect pro forma adjustments giving effect to interest on indebtedness and preferred dividends relative to the acquisition transactions.

NOTE 3. RESTRUCTURING AND OTHER CHARGES

  In 1994, the Company recorded a $121.2 million ($.58 per share) pretax charge in connection with a global restructuring plan that is expected to be completed in 1995. The restructuring will reduce the Company's workforce by approximately 1,300 positions, or 6%. The reductions will be primarily from manufacturing, sales/marketing and administrative functions in North America and in France, although other locations in Europe and elsewhere are also included. Reductions are being effected through a variety of local programs, the cost of which typically includes retirement incentives or other severance benefits as well as outplacement services. The cash outlay related to the plan is expected to exceed $90.0 million. The remainder of the restructuring charge relates to asset writeoffs in conjunction with certain production facilities. In 1994, the pretax savings associated with the restructuring approximated $20.0 million; annual pretax savings are expected to approach $50.0 million in 1996. As of December 31, 1994, the Company's workforce has been reduced by just under 550 employees as a result of the 1994 restructuring program.

  A rollforward of the 1994 restructuring provision from the original liability is as follows:

                                             PAYMENTS/ TRANSLATION
                                   BEGINNING   ASSET   ADJUSTMENTS/ DECEMBER 31,
                                    BALANCE  WRITEOFFS    OTHER         1994
                                   --------- --------- ------------ ------------
                                               (DOLLARS IN MILLIONS)
   Social costs...................  $ 89.6    $ (29.8)    $(7.0)       $52.8
   Third parties..................    12.5       (4.3)      0.2          8.4
   Asset writeoffs................    19.1      (19.4)      8.5          8.2
                                    ------    -------     -----        -----
     Total........................  $121.2    $ (53.5)    $ 1.7        $69.4
                                    ======    =======     =====        =====

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In 1993, the Company recorded a pretax charge of $93.8 million ($.45 per share) for the cost of certain restructuring and manufacturing streamlining programs and increased provisions for certain litigation. The 1993 restructuring programs, principally in Europe, include restructuring of marketing and manufacturing operations in the Company's German and Italian prescription pharmaceutical businesses following governmental actions aimed at reducing prices and limiting prescription volume. The programs also include a plan to divest a portion of a manufacturing facility in Monts, France by the end of 1995. Total workforce reductions associated with the plan will approximate 800 positions; as of December 31, 1994, the Company's workforce had been reduced by over 650 employees. Full year 1994 pretax savings associated with the 1993 restructuring programs approached $30.0 million.

  A rollforward of the 1993 restructuring provision from January 1, 1994 is as follows:

                                             PAYMENTS/ TRANSLATION
                                  JANUARY 1,   ASSET   ADJUSTMENTS/ DECEMBER 31,
                                     1994    WRITEOFFS    OTHER         1994
                                  ---------- --------- ------------ ------------
                                              (DOLLARS IN MILLIONS)
   Social costs..................   $26.6     $(14.0)     $(0.4)       $12.2
   Third parties.................     1.8       (4.8)       3.0          --
   Asset writeoffs...............     9.4       (1.2)       0.8          9.0
                                    -----     ------      -----        -----
     Total.......................   $37.8     $(20.0)     $ 3.4        $21.2
                                    =====     ======      =====        =====

NOTE 4. GAINS ON SALES OF ASSETS AND PROCEEDS FROM LITIGATION SETTLEMENT

  In 1994, the Company recorded pretax gains on the sale of assets and product rights totaling $46.2 million; such gains included the sale of certain assets related to the Company's U.S. over-the-counter business to Ciba-Geigy Limited ("Ciba") in the fourth quarter. Under terms of that agreement, the Company received a one-time payment totaling $178.0 million which included a prepaid royalty of $24.0 million for the year 1995. Additional royalties of $24.0 million are expected per year for six years. At the end of the seven-year period, Ciba has the option to purchase the U.S. product intellectual property assets for approximately $143.0 million. The Canada portion of the asset sale transaction closed in the first quarter of 1995, providing additional cash proceeds of $34.6 million.

  In 1993, pretax gains from asset sales including sales of product rights and certain investments totaled $30.2 million. In 1993, the Company also received $105.0 million cash proceeds from the settlement of a longstanding patent lawsuit with Baxter International concerning Factor VIII:C concentrates for the treatment of hemophilia.

  In 1992, the Company recorded gains of $23.1 million related principally to the sales of product rights in the U.S. and France.

NOTE 5. EQUITY INVESTMENT IN APPLIED IMMUNE SCIENCES, INC.

  In 1993, the Company acquired for $117.3 million, including expenses, a 37% interest in Applied Immune Sciences, Inc. ("AIS") and call options to purchase up to six million additional shares which, if exercised, would result in majority ownership by RPR approximating 60%. The companies also agreed to establish joint ventures related to cell therapy products and services. Equity losses associated with AIS for the year ended December 31, 1994 were $17.6 million. In 1994, AIS achieved a development milestone requiring RPR to purchase an additional one million AIS shares, equal to an additional 5% interest, in January 1995. In connection therewith, in 1994 the Company recorded in equity losses of affiliates an $11.0 million pretax charge for acquired research and development expense. In 1993, similar expenses associated with AIS were $29.1 million ($.14 per share). The purchase of the one million shares reduced the AIS call options held by RPR to five million related shares.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
The Company may be required to purchase up to three million additional shares of AIS common stock at a cost of up to $75.0 million between 1995 and 1997 if AIS achieves certain other development milestones and/or sales and earnings targets.

NOTE 6. OTHER EXPENSE, NET

                                                        1994    1993     1992
                                                       ------- -------  -------
                                                        (DOLLARS IN MILLIONS)
   Equity losses of affiliates........................ $  46.5 $  50.0  $  15.8
   Minority interest..................................     3.3     3.8      2.0
   Foreign exchange (gains) losses....................    10.5    (2.5)    (8.1)
   Other, net.........................................    23.6     2.9      1.8
                                                       ------- -------  -------
                                                       $  83.9 $  54.2  $  11.5
                                                       ======= =======  =======

  Other, net for the year ended December 31, 1994 includes a charge of $30.6 million related to the reassessment of the carrying value of certain investments including AIS call options.

NOTE 7. EARNINGS PER SHARE

  Earnings per common share were computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding. For purposes of earnings per share calculations, net income available to common shareholders in 1994 was adjusted for the pro forma effects of interest on indebtedness and preferred dividends relative to the acquisitions of businesses from RP. The weighted average number of shares used to compute primary earnings per common share was 135,254,692; 138,168,739 and 138,073,872 for the years 1994, 1993 and 1992, respectively. Common share equivalents in the form of stock options were excluded from the calculation as their dilutive effect was not material.

NOTE 8. INVENTORIES

                                                             1994       1993
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Finished goods........................................ $    323.2 $    235.3
   Work in process.......................................      125.0      111.5
   Raw materials and supplies............................      164.3      157.3
                                                          ---------- ----------
                                                          $    612.5 $    504.1
                                                          ========== ==========

NOTE 9. PROPERTY, PLANT AND EQUIPMENT, NET

                                                             1994       1993
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Land.................................................. $     66.3 $     58.0
   Buildings.............................................      658.2      568.7
   Machinery and equipment...............................    1,416.6    1,197.2
   Construction in progress..............................      169.8      134.7
                                                          ---------- ----------
                                                             2,310.9    1,958.6
   Less accumulated depreciation.........................    1,111.1      926.6
                                                          ---------- ----------
   Property, plant and equipment, net.................... $  1,199.8 $  1,032.0
                                                          ========== ==========

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company incurred $58.7 million and $75.5 million in interest cost in 1994 and 1993, respectively, of which $3.4 million and $4.3 million, respectively, was capitalized as part of the cost of additions to property, plant and equipment.

NOTE 10. DEBT

  Short-term debt consisted of the following:

                                                             1994       1993
                                                          ---------- -----------
                                                          (DOLLARS IN MILLIONS)
   Notes payable to banks................................ $     68.5 $      86.6
   Current portion of long-term debt.....................       22.0        22.0
                                                          ---------- -----------
                                                          $     90.5 $     108.6
                                                          ---------- -----------
   Notes payable to Rhone-Poulenc S.A. and affiliates.... $     37.3 $     201.3
                                                          ========== ===========

  The weighted average interest rate of total outstanding short-term debt was 9.3% at December 31, 1994 (1993: 6.7%).

  Long-term debt, net of current portion, consisted of the following:

                                                              1994       1993
                                                           ---------- ----------
                                                           (DOLLARS IN MILLIONS)
   Notes payable at variable rates averaging 5.1% at 1994
    year-end (expected to be refinanced long-term).......  $    233.3 $    255.2
   9.15% Series A Senior Notes due 2004, with interest
    payable quarterly (guaranteed by Rhone-Poulenc S.A.).        56.6       60.1
   8.95% Series B Senior Notes due 1997, with interest
    payable quarterly (guaranteed by Rhone-Poulenc S.A.).         8.6       12.9
   Yen-denominated variable rate notes under revolving
    credit agreements due 1996 through 1998 (1994 year-
    end rate 2.8%).......................................        28.0        --
   Notes, mortgages and capitalized lease obligations at
    rates averaging 8.1% (1993: 9.0%)....................        82.1       74.4
                                                           ---------- ----------
                                                           $    408.6 $    402.6
   Notes payable to Rhone-Poulenc S.A. and affiliates
    principally due in 2000 at rates averaging 6.2%
    (1993: 6.0%).........................................        31.3       29.6
                                                           ---------- ----------
                                                           $    439.9 $    432.2
                                                           ========== ==========

  At December 31, 1994, the Company had classified $233.3 million of various short-term borrowings from banks as long-term debt in accordance with the Company's intention and ability to refinance such obligations on a long-term basis. These borrowings were in various currencies with interest rates as follows: $77.1 million in British pounds at 5.7%, $42.1 million in French francs at 5.6%, $41.8 million in U.S. dollars at 5.9%, $39.3 million in German marks at 5.0% and $33.0 million in Japanese yen at 2.6%.

  The aggregate maturities of all long-term debt at December 31, 1994, including related party debt, were: $22.0 million in 1995, $135.5 million in 1996, $154.0 million in 1997, $35.6 million in 1998, $26.3 million in 1999 and
$88.5 million thereafter.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  The weighted average interest rate of total debt outstanding at December 31, 1994 was 7.0% (1993: 6.5%). At December 31, 1994, including the effect of interest rate swap contracts, virtually all of the Company's outstanding debt was at variable rates of interest (1993: 92%).

  At December 31, 1994, the Company had committed lines of credit totaling $1.2 billion with $28.0 million in borrowings outstanding under these lines. Of the $1.2 billion, $500.0 million related to the Revolving Credit Facility Agreement dated April 30, 1990 ("the Facility"). The Facility is unconditionally guaranteed by RP and expires in $100.0 million installments semi-annually through April 30, 1997. In connection with the 1991 issuance of Market Auction Preferred Shares, the Company agreed to maintain as unused a portion of the Facility of not less than the smaller of $325.0 million or total indebtedness (excluding amounts owed to or guaranteed by RP). Terms of the Facility contain certain covenants regarding the financial condition of RP, the most restrictive of which is the maintenance of minimum stockholders' equity and ratio of total indebtedness to net worth. The Company has an additional $695.0 million available under several multicurrency credit line agreements with various banks expiring throughout the next four years. Borrowings under the above facilities can be made in various currencies, principally U.S. dollars, French francs, German marks, British pounds and Japanese yen; interest rates vary with the respective currency's interbank offering rate. Amounts available under unused uncommitted lines of credit approximated $634.7 million at December 31, 1994.

  Pursuant to a 1993 U.S. shelf registration for $500.0 million, the Company issued $175.0 million of money market preferred stock in 1993 and has the ability to issue an additional $325.0 million in public debt securities and/or preferred shares.

NOTE 11. LEASE COMMITMENTS

  Rent expense was $55.0 million, $49.4 million and $28.2 million in 1994, 1993 and 1992, respectively. Future minimum lease commitments under all leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 1994 are as follows:

                                                        CAPITAL      OPERATING
                                                        LEASES        LEASES
                                                       ----------   -----------
                                                       (DOLLARS IN MILLIONS)
   1995..............................................   $      7.2   $      56.9
   1996..............................................          6.2          48.7
   1997..............................................          5.4          52.9
   1998..............................................          4.4          35.8
   1999..............................................          4.2          34.3
   Thereafter........................................         23.1         581.1
                                                        ----------   -----------
   Minimum lease payments............................         50.5   $     809.7
                                                                     ===========
   Less imputed interest.............................        (14.3)
                                                        ----------
   Present value of minimum lease payments (current--
    $5.2, noncurrent--$31.0).........................   $     36.2
                                                        ==========

  In 1992, the Company sold its U.S. corporate offices and research facility to a third party for $258.0 million and leased it back for an initial term of thirty years with options to renew for a longer period. The Company also leased the underlying land to the third party for sixty years and subleased it back for thirty years with the facility. The Company pays taxes, insurance and maintenance costs associated with the facility. Average annual accounting rent is $22.5 million; under terms of the agreement, the first cash rental payment was in July 1994.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12. INCOME TAXES

  The components of income before income taxes are:

                                                          1994    1993    1992
                                                         ------- ------- -------
                                                          (DOLLARS IN MILLIONS)
  United States......................................... $ 241.0 $ 289.1 $ 258.9
  Non-U.S...............................................   271.9   301.4   322.8
                                                         ------- ------- -------
                                                         $ 512.9 $ 590.5 $ 581.7
                                                         ======= ======= =======

  The provisions for income taxes are:

                                                       1994     1993     1992
                                                      -------  -------  -------
                                                       (DOLLARS IN MILLIONS)
  Current:
    United States.................................... $ 103.4  $ 100.2  $  62.9
    Non-U.S..........................................   109.9    110.0    116.4
                                                      -------  -------  -------
                                                        213.3    210.2    179.3
                                                      -------  -------  -------
  Deferred:
    United States....................................   (51.7)   (31.0)     2.2
    Non-U.S..........................................   (15.8)    (9.8)   (23.1)
                                                      -------  -------  -------
                                                        (67.5)   (40.8)   (20.9)
                                                      -------  -------  -------
                                                      $ 145.8  $ 169.4  $ 158.4
                                                      =======  =======  =======

  Deferred income taxes are provided for temporary differences between book and tax bases of the Company's assets and liabilities. Temporary differences giving rise to a significant portion of the deferred tax assets and liabilities at December 31 are:

                                                           1994        1993
                                                        ----------  ----------
                                                        (DOLLARS IN MILLIONS)
  Assets (liabilities):
    Depreciation and amortization...................... $    (64.5) $    (65.0)
    Pension............................................       50.2        51.8
    Intercompany profit in ending inventory............       36.2        30.5
    Cost and equity investments........................       30.9        10.7
    Distributable earnings.............................      (26.2)      (14.7)
    Restructuring......................................       36.4        15.8
    Net operating loss carryforwards...................       15.4        13.2
    Other, including nondeductible accruals............      108.7        52.7
                                                        ----------  ----------
                                                             187.1        95.0
    Less valuation allowance...........................      (11.2)       (8.9)
                                                        ----------  ----------
    Deferred income taxes, net......................... $    175.9  $     86.1
                                                        ==========  ==========

  The portion of the above net deferred tax assets classified as current was $161.7 million and $60.3 million at December 31, 1994 and 1993, respectively. At December 31, 1994, total deferred tax assets were $364.9 million and total deferred tax liabilities were $177.8 million before netting. At December 31, 1993, similar temporary differences gave rise to total deferred tax assets of $269.2 million and total deferred tax liabilities of $174.2 million.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  The differences between the U.S. statutory income tax rate and the Company's effective income tax rate are:

                                       1994           1993           1992
                                   -------------  -------------  -------------
                                    (PERCENT OF INCOME BEFORE INCOME TAXES)
  U.S. statutory income tax rate..          35.0%          35.0%          34.0%
  Non-U.S. tax rate differential..          (1.8)          (1.7)           1.5
  Puerto Rico operations..........          (5.0)          (3.6)          (4.9)
  Research and development tax
   credits........................          (1.4)          (1.8)           --
  Non-U.S. net operating losses...           --             --            (1.6)
  Other, net......................           1.6            0.8           (1.8)
                                   -------------  -------------  -------------
  Effective income tax rate.......          28.4%          28.7%          27.2%
                                   =============  =============  =============

  The Company has subsidiaries in Puerto Rico and Ireland, where earnings are either exempt or substantially exempt from income taxes under local government incentive programs, the latest of which expires in the year 2010.

  The Company has non-U.S. net operating loss carryforwards of $39.6 million for tax return purposes which expire principally through the years 1995-1998.

  The U.S. tax returns for the years 1987-1989 are currently being examined by the Internal Revenue Service ("IRS"); the Company's French tax returns have been examined through the year 1990. Neither the IRS nor the French tax authorities have proposed any adjustments of a material nature.

  Unremitted earnings of subsidiaries which are intended to be indefinitely reinvested were $942.4 million at December 31, 1994. Withholding taxes payable if the entire amount of these earnings were remitted would be $59.9 million. U.S. income taxes payable if these earnings were remitted would be substantially offset by available foreign tax credits.

NOTE 13. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

 Pensions

  The Company has several defined benefit pension plans which cover a majority of its employees throughout the world. In the United States, the Company's funding policy is to contribute funds to a trust as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. Obligations under non-U.S. plans are systematically provided by depositing funds with trustees, under insurance policies or through book reserves.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The funded status of the Company's plans at December 31 was as follows:

                                        1994                        1993
                             --------------------------- ---------------------------
                              PLANS WHOSE   PLANS WHOSE   PLANS WHOSE   PLANS WHOSE
                             ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED  ACCUMULATED
                              ACCUMULATED    BENEFITS     ACCUMULATED    BENEFITS
                               BENEFITS    EXCEED ASSETS   BENEFITS    EXCEED ASSETS
                             ------------- ------------- ------------- -------------
                                              (DOLLARS IN MILLIONS)
   Vested benefit
    obligations............     $(141.7)      $(330.7)      $(128.7)      $(317.9)
   Nonvested benefits......        (4.2)        (71.1)         (4.1)        (54.4)
                                -------       -------       -------       -------
   Accumulated benefit
    obligation.............      (145.9)       (401.8)       (132.8)       (372.3)
   Projected future salary
    increases..............       (12.2)        (55.1)         (9.0)        (62.3)
                                -------       -------       -------       -------
   Projected benefit
    obligation.............      (158.1)       (456.9)       (141.8)       (434.6)
   Fair value of plan
    assets (invested
    primarily in equities
    and bonds).............       186.1         122.4         158.8         132.2
                                -------       -------       -------       -------
   Plan assets in excess of
    (less than) projected
    benefit obligation.....        28.0        (334.5)         17.0        (302.4)
   Unrecognized net
    transition (asset)
    liability..............         0.7           1.6          (0.9)          5.9
   Unrecognized net (gain)
    loss...................       (30.3)         59.9          (4.9)         78.3
   Unrecognized prior
    service cost...........        20.7           6.7           7.5           3.6
   Adjustment required to
    recognize minimum
    liability..............         --          (52.4)          --          (52.7)
                                -------       -------       -------       -------
   Prepaid (accrued)
    pension cost...........     $  19.1       $(318.7)      $  18.7       $(267.3)
                                =======       =======       =======       =======

  The accumulated benefit obligation of U.S. plans included in the above table was $132.8 million in 1994 and $148.8 million in 1993. U.S. plan assets were $122.7 million and $128.5 million at December 31, 1994 and 1993, respectively. Of the net accrued pension cost, $306.2 million and $262.6 million are included in other noncurrent liabilities in 1994 and 1993, respectively.

  The following items are the components of net periodic pension cost for the years ended December 31:

                                                       1994     1993     1992
                                                      -------  -------  -------
                                                       (DOLLARS IN MILLIONS)
   Service cost...................................... $  19.5  $  16.9  $  17.0
   Interest cost.....................................    46.2     42.7     41.2
   Actual return on plan assets......................   (26.6)   (49.9)   (25.5)
   Amortization and deferral.........................     5.7     27.2      2.3
                                                      -------  -------  -------
   Net periodic pension cost......................... $  44.8  $  36.9  $  35.0
                                                      =======  =======  =======

  Net periodic pension cost for U.S. plans included in the above amounts is $12.2 million, $8.5 million and $8.2 million for 1994, 1993 and 1992, respectively.

  The following weighted average assumptions, which are based on the economic environment of each applicable country, were used to determine the return on plan assets and benefit obligations:

                                                                1994 1993  1992
                                                                ---- ----- -----
   Discount rate............................................... 7.9%  7.7%  9.0%
   Expected return on plan assets.............................. 9.6% 10.4% 10.1%
   Rate of future compensation increases....................... 3.8%  4.6%  5.4%

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  For U.S. plans, the discount rate was 8.5% in 1994, 7.5% in 1993 and 8.25% in 1992. The expected return on plan assets of 9.5% remained constant from 1992 through 1994. The rate of future compensation increases was 4.5% in 1994, 5% in 1993 and 6% in 1992.

 Savings Plans

  The Company sponsors defined contribution savings plans covering substantially all U.S. employees. Company contributions to the plans may not exceed three thousand dollars per employee. Amounts charged to expense were $7.3 million, $6.2 million and $4.8 million in 1994, 1993 and 1992, respectively.

 Postretirement Benefits Other Than Pensions

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and is amortizing the $6.0 million accumulated postretirement benefit obligation over twenty years. The Company's non-U.S. affiliates generally contribute to government insurance programs during the employees' careers and do not sponsor additional postretirement programs. In the United States, the Company grants retirees access to its medical, prescription and life insurance programs for a premium targeted to equal the cost of such benefits.

 Postemployment Benefits

  Effective January 1, 1994, the Company adopted Statement of Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits". The new standard did not materially affect the Company's financial position or results of operations.

NOTE 14. STOCK PLANS

  Stock options and restricted shares have been granted to employees under plans approved by the shareholders in 1982 and 1985, as amended in 1988 ("Stock Plan"). The aggregate number of shares originally available for issuance or transfer to employees under these plans was 7,000,000. Option prices are equal to the fair market value of the shares on the date of grant. Options are exercisable during a period determined by the Company, but in no event later than ten years from the date granted. Shares issued under a restricted grant may not be sold or otherwise disposed of for a period designated by the Company. Restricted shares are returned to the Company if the grantee's employment terminates during the period of restriction. During the restriction period, the grantee is entitled to vote the shares and receive any dividends paid. The 1985 Stock Plan, as amended, permits the Company to grant stock appreciation rights in tandem with stock options. As of December 31, 1994, no such rights have been granted. The Equity Compensation Plan adopted in 1990 supplements the Stock Plan by providing for an additional 6,000,000 shares that may be issued to participants after all shares authorized pursuant to the terms of the Stock Plan have been utilized. The terms of the Equity Compensation Plan are substantially the same as those of the Stock Plan.

  Effective January 1, 1993, the Company substantially curtailed the granting of restricted shares to employees. In 1992, 90,146 restricted shares were granted to employees under the Stock Plan. Due to employee terminations 2,228; 12,312 and 23,561 restricted shares were returned to the Company in 1994, 1993 and 1992, respectively.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Stock option activity is shown below:

                                     1994            1993            1992
                                --------------  --------------  --------------
                                (IN THOUSANDS, EXCEPT PRICE PER SHARE DATA)
   Shares under option at be-
    ginning of year...........           5,815           4,999           4,165
   Additions (deductions):
     Granted..................           1,898           2,342           1,323
     Exercised................            (116)           (662)           (336)
     Canceled.................            (450)           (864)           (153)
   Shares under option at
    year-end..................           7,147           5,815           4,999
   Options exercisable at De-
    cember 31.................           3,443           2,455           2,165
   Shares reserved for future
    grants....................           2,862           4,272           5,738
   Price range of options ex-
    ercised...................  $   8.24-30.18  $   7.92-41.63  $   4.67-45.63
   Price range for all options
    outstanding...............  $   4.67-63.00  $   4.67-63.00  $   4.67-63.00
   Price range for all options
    exercisable...............  $   4.67-63.00  $   4.67-63.00  $   4.67-58.50

NOTE 15. SHAREHOLDERS' EQUITY

                          MARKET     MONEY    COMMON  CAPITAL IN
                          AUCTION   MARKET   STOCK AT EXCESS OF            EMPLOYEE  CUMULATIVE
                         PREFERRED PREFERRED  STATED    STATED   RETAINED  BENEFITS  TRANSLATION
                          SHARES     STOCK    VALUE     VALUE    EARNINGS   TRUST    ADJUSTMENTS
                         --------- --------- -------- ---------- --------  --------  -----------
                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Balance, January 1,
 1992:                    $300.0    $  --     $137.9    $256.9   $  602.6  $   --      $   1.2
 Net income--1992.......     --        --        --        --       438.3      --          --
 Cash dividends, $.68
  per common share......     --        --        --        --       (93.9)     --          --
 Dividends on Market
  Auction Preferred
  Shares................     --        --        --        --       (10.1)     --          --
 Issuance of shares
  under employee benefit
  plans.................     --        --         .4      12.1        --       --          --
 Translation
  adjustments, including
  hedging (net of $1.7
  tax effect)...........     --        --        --        --         --       --        (77.1)
                          ------    ------    ------    ------   --------  -------     -------
Balance, December 31,
 1992:                     300.0       --      138.3     269.0      936.9      --        (75.9)
 Net income--1993.......     --        --        --        --       421.1      --          --
 Cash dividends, $1.00
  per common share......     --        --        --        --      (138.3)     --          --
 Dividends on preferred
  shares................     --        --        --        --       (12.4)     --          --
 Issuance of money
  market preferred
  stock.................     --      175.0       --       (3.1)       --       --          --
 Redemption of Market
  Auction Preferred
  Shares................   (75.0)      --        --        --         --       --          --
 Shares repurchased for
  Employee Benefits
  Trust.................     --        --        --        --         --     (75.8)        --
 Issuance of shares
  under employee benefit
  plans.................     --        --         .7      24.1        --       --          --
 Translation
  adjustments, including
  hedging (net of $11.6
  tax effect)...........     --        --        --        --         --       --        (63.4)
                          ------    ------    ------    ------   --------  -------     -------
Balance, December 31,
 1993:                     225.0     175.0     139.0     290.0    1,207.3    (75.8)     (139.3)
 Net income--1994.......     --        --        --        --       367.1      --          --
 Cash dividends, $1.12
  per common share......     --        --        --        --      (151.5)     --          --
 Dividends on preferred
  shares................     --        --        --        --       (19.2)     --          --
 Capital contributions
  from Rhone- Poulenc
  S.A...................     --        --        --      107.1        --       --          --
 Shares repurchased for
  Employee Benefits
  Trust.................     --        --        --        --         --    (109.9)        --
 Issuance of shares
  under employee benefit
  plans.................     --        --         .1      15.1        --       --          --
 Translation
  adjustments, including
  hedging (net of $1.0
  tax effect)...........     --        --        --        --         --       --         80.4
                          ------    ------    ------    ------   --------  -------     -------
Balance, December 31,
 1994:                    $225.0    $175.0    $139.1    $412.2   $1,403.7  $(185.7)    $ (58.9)
                          ======    ======    ======    ======   ========  =======     =======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In December 1991, the Company issued $300.0 million of Market Auction Preferred Shares ("MAPS") represented by four series, each consisting of 75,000 shares. Each series of MAPS is sold in units of 100 shares and is identical except as to dividend terms. Dividend rates, which are determined at separate auctions for each series, averaged 4.63% during 1994 (1993: 3.01%; 1992: 3.14%). Dividends are paid every 49 days, subject to certain exceptions.

  In 1993, the Company issued $175.0 million of money market preferred stock. A portion of the proceeds was used to redeem $75.0 million MAPS Series B. The money market preferred stock was issued in three series, consisting of 750 shares, 500 shares and 500 shares, respectively. The initial dividend period for all series commenced on August 1, 1993 at initial dividend rates of 4.7% per annum for a two-year period for Series 1; 5.125% per annum for a three-year period for Series 2; and 5.84% per annum for a five-year period for Series 3. After the initial dividend periods expire, dividends will be determined at separate auctions for each series.

  The MAPS and money market preferred stock (collectively, "the Preferred Shares") rank prior to common shares of the Company as to dividends. Holders of Preferred Shares have no voting rights except in the event that preferred dividends are in arrears for at least 180 consecutive days. In such event, the authorized number of the Company's Board of Directors would be increased by two and the holders of record of the respective Preferred Shares may elect these additional directors. The Preferred Shares are not convertible into common stock or other shares of the Company and holders thereof have no preemptive rights. Upon the liquidation, dissolution, or winding up of the Company, or upon redemption of the Preferred Shares at the Company's option, holders would be entitled to a liquidation preference of $1,000 per share for MAPS or $100,000 per share for money market preferred stock, plus any accumulated and unpaid dividends thereon.

  In connection with the issuance of MAPS, the Company entered into a support agreement with RP pursuant to which both parties agreed that 1) RP will own a majority of the outstanding common stock of the Company entitled to elect directors; 2) RP will make a capital contribution to the Company if certain debt-to-capitalization or tangible net worth ratios do not meet specified levels or if the Company fails to pay a declared dividend on MAPS on a timely basis; and 3) RP, as guarantor of the Revolving Credit Facility Agreement dated April 30, 1990, will maintain such facility in full force, and the Company will maintain, as of any date, the unused portion of such facility in an amount equal to all principal, interest and premium amounts payable in the next twelve months with respect to short- and long-term debt other than amounts owed to RP or guaranteed by RP, subject to certain requirements and exceptions. In connection with the support agreement, the Company pays RP an annual fee which approximated $.3 million in 1994. The support agreement does not constitute a guarantee by RP of any obligation of the Company, including MAPS, and is not enforceable by any holder of MAPS. The units of each series of MAPS must be redeemed in the event of breach of certain covenants in the support agreement.

  At December 31, 1994 and 1993, there were 2,451,800 preferred shares without par value authorized and unissued. In 1994, the Company completed the open market repurchase of five million of its common shares as authorized by the Board of Directors in March 1993. During 1994, the Company acquired 3.1 million shares at a cost of $109.9 million; share repurchases during 1993 were
1.9 million shares at a cost of $75.8 million. These shares are being held in an Employee Benefits Trust to fund future benefits in the United States.

  In 1995, the Company acquired Cooper and a pharmaceutical business in Brazil from Rhone-Poulenc. For accounting purposes, the acquisitions of these entities under common control were treated on an "as-if pooling" basis and, accordingly, the Company restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 and January 1, 1994, respectively. The assets and liabilities of the acquired businesses were recorded by the Company at the carrying values used by RP as of the restatement dates and the value of net assets acquired was reflected in capital in excess of stated value as a capital contribution from RP.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
NOTE 16. FINANCIAL INSTRUMENTS

  The Company's financial instruments consisted of the following:

                                         DECEMBER 31, 1994    DECEMBER 31, 1993
                                         -------------------  -------------------
                                         CARRYING     FAIR    CARRYING     FAIR
                                          AMOUNT     VALUE     AMOUNT     VALUE
                                         ---------- --------  ---------- --------
                                                 (DOLLARS IN MILLIONS)
   Cash and cash equivalents...........  $  118.8   $  118.8  $   35.4   $   35.4
   Time deposits, generally maturing in
    1-5 years..........................      55.8       55.8      64.3       64.3
   Cost investments:
     Practical to estimate.............      17.9       13.0      21.2       18.8
     Not practical to estimate.........      17.5        N/A      13.5        N/A
   Other investments, including call
    options and warrants...............       9.8       12.9      36.0       44.7
   Long-term debt......................    (461.9)    (465.4)   (454.2)    (470.5)
   Foreign exchange contracts..........       4.0*       4.0       2.6*       2.6
   Interest rate swap contracts........       2.0*      (0.7)      2.0*      11.8

--------
* The carrying amount represents the net unrealized gain/loss or net interest receivable/payable associated with the contracts at the end of the period.

  None of the Company's financial instruments are held for trading purposes.

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

 Cash and cash equivalents

  The carrying amount approximates the fair value due to the short-term maturity of these instruments.

 Time deposits

  The carrying amount approximates the fair value due to the variable rate nature of the long-term deposits.

 Cost and other investments

  For those investments for which it was practicable, fair value was estimated using quoted market prices or pricing models. An estimate of fair market value could not be reasonably made for certain cost investments for which there are no quoted market prices.

 Long-term debt

  The majority of the Company's long-term debt is at variable rates of interest and therefore the Company believes that the carrying amount approximates fair value. For long-term debt at fixed interest rates, fair value was determined by discounting future cash flows based on interest rates currently available to the Company for debt with similar terms and maturities.

 Foreign exchange contracts

  The fair value of foreign exchange contracts was estimated by valuing the contracts at current exchange rates.

 Interest rate swap contracts

  The fair value of interest rate swap contracts reflects the amount at which they could be settled based on bank pricing models.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Credit Risk

  The Company places its cash investments and time deposits with credit-worthy, high quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company therefore does not anticipate nonperformance by any of the counterparties to these financial instruments.

  Concentrations of credit risk with respect to trade receivables is limited due to a large customer base in a wide geographic area.

  Foreign exchange contracts do not expose the Company to accounting risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the transactions being hedged. Management believes that the risk of incurring losses on these contracts due to default by the other party is remote as the contracts are entered into with major financial institutions.

  As interest rate swap contracts involve exchanges of fixed and floating interest payment obligations without exchanges of underlying principal amounts, the Company's exposure to credit loss is significantly less than the notional amounts of the contracts. Management believes that the risk of incurring losses due to default by the other party is remote as the contracts are entered into with major financial institutions.

 Financial Instruments with Off-Balance Sheet Risk

  Foreign Exchange Contracts--Net Investment Hedges

  The Company's principal foreign currency net investment exposures before the effects of foreign exchange contracts were as follows:

                                        DECEMBER 31, 1994    DECEMBER 31, 1993
                                       -------------------- --------------------
                                        LOCAL   U.S. DOLLAR  LOCAL   U.S. DOLLAR
                                       CURRENCY EQUIVALENT  CURRENCY EQUIVALENT
   (IN MILLIONS)                       -------- ----------- -------- -----------
   France............................. FF 2,622    $490     FF 3,996    $678
   Germany............................ DEM  229     148     DEM  268     155
   United Kingdom..................... GBP   45      71     GBP   54      80

  Unhedged net investment positions fluctuate with currency movements with corresponding translation adjustments recorded in shareholders' equity. The Company may enter into foreign exchange contracts to limit the exposure of its net investments in foreign subsidiaries to such currency fluctuations. Gains and losses from these contracts which are designated as hedges of the Company's net foreign investments are recorded as translation adjustments in shareholders' equity and offset the gains and losses on the related net investments. For the year ended December 31, 1994, the reduction to shareholders' equity, net of tax effects, associated with net investment hedging contracts totaled $21.7 million. Effects of similar net investment hedging contracts increased shareholder's equity by $1.8 million for the year ended December 31, 1993.

  In determining which, if any, net investment positions to hedge, the Company considers such factors as the magnitude of the exposed position and the cost of financing hedging instruments. At approximately one-fourth of total shareholders' equity at December 31, 1994, the French franc net investment represents the largest single exposure to the Company; accordingly, the Company has hedged a portion of its net investment in France. At December 31, 1994, the Company was a party to foreign currency exchange contracts maturing in the first quarter of 1995 with a combined notional amount of FF 179.5 million ($33.1 million) to sell French francs. Similar contracts which matured in January 1994 totaled FF 1.5 billion ($248.4 million) at December 31, 1993.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Foreign Exchange Contracts--Foreign Currency Transaction Hedges

  The Company also enters into foreign exchange contracts to minimize exposure of foreign currency transactions (such as export sales, raw materials purchases, and short-term intercompany financing) and firm commitments to fluctuating exchange rates. Gains or losses from these contracts are recognized in the basis of the transaction being hedged. Cash flows from these contracts are classified in the same category as the hedged transactions.

  The Company's principal net transactional exposures by major currency before the effects of foreign exchange contracts were as follows:

                                        DECEMBER 31, 1994     DECEMBER 31, 1993
                                       --------------------- ---------------------
                                        LOCAL    U.S. DOLLAR  LOCAL    U.S. DOLLAR
                                       CURRENCY  EQUIVALENT  CURRENCY  EQUIVALENT
                                       --------  ----------- --------  -----------
                                            (ASSET [LIABILITY] IN MILLIONS)
   U.S. dollars*......................      52      $ 52          18      $ 18
   FF.................................   1,679       310         (97)      (16)
   DEM................................     (24)      (15)         (2)       (1)
   GBP................................       1         2         (22)      (32)
   Yen................................   1,408        14         556         5
   All other (each <$25 million)...... various        39     various        46
                                       -------      ----     -------      ----
     Total............................     N/A      $402         N/A      $ 20
                                       =======      ====     =======      ====

--------
* Represents U.S. dollar-denominated transactions of affiliates with functional currencies other than the U.S. dollar.

  The Company's policy is to hedge substantially all of its foreign currency transactional exposures. At December 31, 1994, the Company had entered into multiple forward contracts maturing in the first quarter of 1995 to buy and sell various currencies with notional amounts totaling $112.6 million and $508.4 million, respectively. Similar contracts, which matured in the first quarter of 1994, totaled $105.8 million and $125.3 million at December 31, 1993, respectively.

 Interest Rate Swaps

  The Company enters into interest rate swap contracts to manage its interest rate exposures and minimize its overall cost of borrowings. The net receivable or payable under the interest rate swap arrangements is recognized as an adjustment to interest expense over the life of the underlying contracts. The Company's weighted average interest rate for the year ended December 31, 1994 was reduced by 17 basis points or approximately $1.3 million (45 basis points or $3.5 million for the year ended December 31, 1993) as a result of interest rate swap contracts.

  At December 31, 1994, the Company was party to contracts to convert certain floating rate obligations into fixed rate instruments and contracts to convert certain fixed rate debt into floating rate debt as determined by the interest rate environment of the currency in which the underlying obligation was denominated. Interest rate swap contracts outstanding at December 31, 1994 were as follows:

          FIXED OR NOTIONAL CARRYING ESTIMATED FAIR
CURRENCY  VARIABLE  AMOUNT   AMOUNT    MKT. VALUE     TERM            AVERAGE RATE
--------  -------- -------- -------- -------------- --------- -----------------------------
                            (RECEIVABLE [PAYABLE] IN MILLIONS)
U.S.$         V     $80      $  .3       $(1.4)     7/92-7/99 Pay Libor 3 mos; Receive 7.1%
 FF           F     FF400     (0.8)       (1.1)     2/93-2/95 Pay 6.7%; Receive Pibor 6 mos
 FF           V     FF650      2.5         1.8      6/93-6/95 Pay Pibor 3 mos; Receive 6.4%

  The Company was party to similar contracts at December 31, 1993.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 17. INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREA

  The Company's operations are conducted in one industry segment which involves the production and sale of pharmaceuticals.

  Information about the Company's operations for the years 1994, 1993 and 1992 by geographic area is shown below. Inter-area affiliated sales are not significant. Corporate loss before income taxes includes corporate administrative expenses incurred in the U.S., worldwide net interest expense, and worldwide equity losses from unconsolidated affiliates.

                                                     1994      1993      1992
                                                   --------  --------  --------
                                                     (DOLLARS IN MILLIONS)
   Net sales:
     United States................................ $1,261.9  $1,119.9  $  999.7
     France.......................................  1,506.7   1,374.8   1,388.1
     Other Europe.................................  1,015.5     977.8   1,218.4
     Rest of World................................    702.5     546.9     489.7
                                                   --------  --------  --------
      Total net sales............................. $4,486.6  $4,019.4  $4,095.9
                                                   ========  ========  ========
   Income before income taxes:
     United States................................ $  356.9  $  385.2  $  268.0
     France.......................................    172.6     280.7     274.6
     Other Europe.................................     92.8      64.6     216.5
     Rest of World................................     77.6      62.1      44.2
     Corporate....................................   (187.0)   (202.1)   (221.6)
                                                   --------  --------  --------
      Total income before income taxes............ $  512.9  $  590.5  $  581.7
                                                   ========  ========  ========
   Identifiable assets:
     United States................................ $1,107.2  $1,148.3  $1,031.6
     France.......................................  1,519.6   1,290.2   1,340.5
     Other Europe.................................  1,001.7     875.6     986.2
     Rest of World................................    518.6     405.9     362.5
     Corporate....................................    505.2     330.2     137.5
                                                   --------  --------  --------
      Total identifiable assets................... $4,652.3  $4,050.2  $3,858.3
                                                   ========  ========  ========

  In 1994, income before income taxes ("IBT") for the U.S. includes gains on asset sales, net of restructuring charges, of $15.1 million. IBT for France and Other Europe includes $49.0 million and $28.8 million, respectively, of restructuring charges, net of gains on sales of assets. The Rest of World area IBT includes restructuring charges of $13.2 million.

  In 1993, U.S. IBT includes income of $68.0 million from litigation settlement proceeds and gains on asset sales, net of restructuring charges. France IBT includes $19.5 million of restructuring charges, net of gains on asset sales. Other Europe IBT includes restructuring charges, net of gains on asset sales, totaling $30.2 million.

NOTE 18. RELATED PARTY TRANSACTIONS

  The entities comprising the Company manage their cash separately. In the largest countries such as the U.S., France, the U.K. and Germany, the local entities have access to RP cash pooling arrangements whereby they can, at their own request, lend to or borrow from RP at market terms and conditions.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Amounts receivable from RP and affiliates totaled $67.3 million and $35.8 million at December 31, 1994 and 1993, respectively. The 1994 balance included $6.8 million of accounts receivable from sales of products and services to RP (1993: $11.3 million) and $60.5 million classified as other current assets (1993: $24.5 million).

  Accounts payable related to purchase of materials and services from RP and affiliates were $7.0 million at December 31, 1994 (1993: $6.3 million); accrued and other liabilities due to RP at December 31, 1994 were $30.5 million (1993: $12.9 million). In 1994, sales to RP and affiliates were $29.7 million (1993: $34.5 million; 1992: $37.2 million). Materials purchased from RP totaled $36.8 million in 1994 (1993: $44.4 million; 1992: $53.1 million).
In 1993, RP also compensated the Company $1.7 million in cost of products sold related to the transfer of certain production activities.

  At December 31, 1994, debt with RP and affiliates totaled $68.6 million (1993: $230.8 million). Interest expense accrued with respect to RP indebtedness in 1994 was $15.8 million (1993: $24.9 million; 1992: $46.6 million).

  RP charges the Company for expenses incurred on its behalf, including research, data processing, insurance, legal, tax, advertising, public relations and management fees. Such charges are reflected in the financial statements and amounted to approximately $24.5 million in 1994 (1993: $20.2 million; 1992: $19.6 million). Management believes that the expenses so charged are representative of amounts that the Company would have incurred if it had been operated as an unaffiliated entity.

  In 1995, the Company acquired Cooper and a pharmaceutical business in Brazil from RP. At December 31, 1994, the value of net assets acquired was reflected in capital in excess of stated value as a capital contribution from RP.

NOTE 19. CONTINGENCIES

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 321 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in five proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involve Armour's currently distributed AHF concentrates; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that the Company engaged in price discrimination practices to the detriment of certain independent community pharmacists; (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol(R); and (5) potential responsibility relating to past waste disposal practices, including potential involvement, for which the Company believes its share of liability, if any, to be negligible, at four sites on the U.S. National Priority List created by Superfund legislation.

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence on the basis of the status of current discussions with its insurance carriers. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

  As of December 31, 1994 the Company had unused standby letters of credit outstanding of $67.7 million. The letters of credit are issued primarily in the form of guarantees or performance bonds.

NOTE 20. JOINT VENTURE AGREEMENT (UNAUDITED)

  In February 1995, the Company's Armour Pharmaceutical Company subsidiary signed an agreement with Behringwerke AG, a subsidiary of Germany's Hoechst AG, to form a global joint venture dedicated to the plasma proteins business. Under the terms of the agreement, both companies will contribute to the joint venture all the assets of their respective plasma operations in exchange for a 50% equity interest in the new entity. The agreement received U.S. and European regulatory approvals in the first half of 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Rhone-Poulenc Rorer Inc.:

We have audited the accompanying consolidated balance sheets of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule listed in the index on page 13 of this Form 8-K. These financial statements and financial statement schedule have been prepared to give effect to the acquisitions from Rhone-Poulenc S.A. of Cooperation Pharmaceutique Francaise and a Brazilian pharmaceutical business in the second quarter of 1995. The acquisitions of these entities under common control were treated for accounting purposes in a manner similiar to a pooling of interests. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1992.


     /s/ Coopers & Lybrand L.L.P.
_____________________________________
       Coopers & Lybrand L.L.P.
      Philadelphia, Pennsylvania
   January 20, 1995, except for the
   transactions described in Note 2
   for which the date is August 14,
                 1995.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                          QUARTERLY DATA (UNAUDITED)
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                     QUARTER ENDED 1994                       QUARTER ENDED 1993
                          ----------------------------------------- ---------------------------------------
                          MARCH 31  JUNE 30    SEPT. 30   DEC. 31   MARCH 31  JUNE 30   SEPT. 30  DEC. 31
                          -------- ---------- ---------- ---------- -------- ---------- -------- ----------
Net sales...............  $882.0   $1,064.6   $1,137.3   $1,402.7   $916.3   $1,008.1   $960.1   $1,134.9
Gross profit............   583.9      688.9      740.9      917.1    607.5      681.7    637.5      766.4
Net income (loss) avail-
 able to common share-
 holders................    74.5       (4.0)     109.6      167.8     94.2      119.6     71.0      123.9
Earnings (loss) per com-
 mon share..............      .53      (0.05)       .80       1.23      .68        .87      .51        .90
Market price per common
 share:
 High...................    37.000     39.500     39.125     42.625   48.000     54.000   48.875     48.500
 Low....................    32.000     30.500     30.500     35.250   42.500     46.375   43.000     32.620
Common dividends paid...      .28        .28        .28        .28      .22        .24      .26        .28

--------
Results for 1994 are restated to include the results of Cooperation Pharmaceutique Francaise and a pharmaceutical business in Brazil as of April 1, 1994 and January 1, 1994, respectively. Both businesses were acquired from Rhone-Poulenc S.A. in 1995. Earnings (loss) per common share for the restated periods reflect pro forma adjustments giving effect to interest and preferred dividends relative to the acquisitions.

Results for 1994 include a $121.2 million pretax charge recorded in the second quarter related to a global restructuring program. Results also include fourth quarter pretax charges of $30.6 million related to the reassessment of the carrying value of certain investments and $11.0 million for acquired research and development expense. Fourth quarter results also include pretax gains of $37.6 million on the sales of assets, including the transfer of the Company's U.S. over-the-counter business to Ciba.

Results for 1993 include pretax income of $105.0 million proceeds from litigation settlement in the second quarter. Results also include $77.2 million and $16.6 million of restructuring and other charges recorded in the second and fourth quarter, respectively and a $27.0 million pretax charge for acquired research and development expense in the third quarter. Gains from sales of product rights and certain investments totaled $10.2 million and $14.8 million in the first and fourth quarter, respectively.

Earnings per share amounts for each quarter are required to be computed independently and, therefore, the sum of the four quarters does not necessarily equal the amount computed for the total year.

Rhone-Poulenc Rorer Inc. (RPR) common shares are listed and traded on the New York and Paris Stock Exchanges, and are traded, unlisted, on the Philadelphia, Boston, Pacific and Midwest Stock Exchanges. On January 31, 1995, there were 7,138 holders of record of RPR common shares.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1943, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          Rhone-Poulenc Rorer Inc.
                                              (Registrant)

August 14, 1995                                    /s/ Patrick Langlois
                                          _____________________________________
                                                     PATRICK LANGLOIS
                                              SENIOR VICE PRESIDENT AND CHIEF
                                                     FINANCIAL OFFICER

                                                                     SCHEDULE II

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                       FOR THE YEARS 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

                                       ADDITIONS
                            BALANCE AT CHARGED TO
                            BEGINNING  COSTS AND                   BALANCE AT
        DESCRIPTION         OF PERIOD   EXPENSES  DEDUCTIONS(/1/) END OF PERIOD
        -----------         ---------- ---------- --------------- -------------
Year ended December 31,
 1994
  Accounts receivable
   reserves................   $68.3      182.3         172.0          $78.6
Year ended December 31,
 1993
  Accounts receivable
   reserves................   $66.6      129.7         128.0          $68.3
Year ended December 31,
 1992
  Accounts receivable
   reserves................   $56.6      104.1          94.1          $66.6

--------
(1) Accounts charged off, net of recoveries and the effect of foreign currency rate changes.

                                 EXHIBIT INDEX

(11)  Statement re: Computation of Earnings per Share.

(12)  Statement re: Computation of Ratios.

(23)  Consent of Independent Accountants.

(27)  Financial Data Schedule.